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                                                                    EXHIBIT 4.3

                           CERTIFICATE OF DESIGNATION

                                       OF

                      CONVERTIBLE SERIES C PREFERRED STOCK

                                       OF

                         COMPRESSION LABS, INCORPORATED

                        (Pursuant to Section 151 of the
                       Delaware General Corporation Law)


        COMPRESSION LABS, INCORPORATED, a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Company"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on October 24, 1996:

                RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Company in accordance with the provisions of its Certificate of Incorporation, the Board of Directors hereby creates a series of Preferred Stock, par value $.001 per share, of the Company and hereby states the designation and number of shares, and fixes the relative designations and the powers, preferences and rights, and the qualifications, limitations and restrictions of the Convertible Series C Preferred Stock (in addition to the provisions set forth in the Certificate of Incorporation of the Company, which are applicable to the Preferred Stock of all classes and series), as set forth on Exhibit A hereto:

        IN WITNESS WHEREOF, the undersigned has executed this certificate as of October 24, 1996.

                                        COMPRESSION LABS, INCORPORATED

                                        /s/ MICHAEL E. SEIFERT
                                        ---------------------------------------
                                        MICHAEL E. SEIFERT
                                        Vice President, Finance


                                       1.
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                                    EXHIBIT A


                                    TERMS OF
                          CERTIFICATE OF DESIGNATION OF
                     SERIES C CONVERTIBLE PREFERRED STOCK OF
                         COMPRESSION LABS, INCORPORATED


         Section 1. Designation, Amount and Par Value. The series of Preferred Stock shall be designated as the Series C Convertible Preferred Stock (the "Preferred Stock"), and the number of shares so designated shall be 350,000. The par value of each share of Preferred Stock shall be $.001. Each share of Preferred Stock shall have a stated value of $20 per share (the "Stated Value"). The Preferred Stock shall rank, with respect to dividends, voting rights, distributions upon Liquidation (as defined in Section 4) or otherwise, pari passu with each other series of preferred stock of the Company (each, a "Subsequent Holder Series") that is authorized and issued to the original holder of the Preferred Stock pursuant to the Convertible Stock Purchase Agreement, dated October 24, 1996, between the Company and such original holder (the "Purchase Agreement").

         Section 2. Dividends.

         (a) Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) equal to 4% per annum, in cash or (at the option of the Company) shares of Common Stock, payable quarterly commencing three (3) months from the Original Issue Date (as defined in Section 7); provided, that upon the occurrence and during the continuation of an Event (as defined in Section 5(d)(i)), the dividend herein provided shall automatically increase to 6% per annum. Any arrears in payment of dividends hereunder shall be payable on the Conversion Date (as defined in Section 5(b)) or earlier if so determined by the Company. Dividends on the Preferred Stock shall accrue daily commencing on the Original Issue Date, shall be calculated based on the actual number of days in such quarterly period in a 360 day year and shall be deemed to accrue on such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. The party that holds the Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Preferred Stock, such payment shall be distributed ratably among the holders of Preferred Stock.
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         (b) So long as any Preferred Stock shall remain outstanding, neither the Company nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 7), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities, unless in each case all dividends on the Preferred Stock for all past dividend periods shall have been paid.

         Section 3. Voting Rights. Except as otherwise provided herein and as otherwise provided by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the shares of the Preferred Stock then outstanding, (i) alter or change adversely the powers, preferences or rights given to the Preferred Stock or (ii) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation senior to, prior to or, except as to any Subsequent Holder Series, pari passu with the Preferred Stock.

         Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of shares of Preferred Stock shall be entitled to have their Shares redeemed by the Company. Payment for such redemption shall be from proceeds received out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value, plus an amount equal to accrued but unpaid dividends per share, whether declared or not, without interest, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to redeem the Shares in full, then the entire assets of the Company to be distributed shall be distributed among the holders of Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if such shares were redeemed in full. A sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of
Section 5. The Company shall mail written notice of any such Liquidation, not less than 60 days prior to the payment date stated therein, to each record holder of Preferred Stock.

         Section 5. Conversion.

         (a) (i) Each share of Preferred Stock shall be convertible into shares of Common Stock at the Conversion Ratio (subject to reduction under Section 5(a)(ii) and Section 5(a)(iii)), at the option of the holder in whole or in part at any time after the expiration of the earlier to occur of (i) 90 days after the Original Issue Date and (ii) the date the Securities and Exchange Commission (the "Commission") declares effective under the Securities Act of 1933, as amended (the


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"Securities Act"), the registration statement contemplated by the Registration
Rights Agreement, dated the Original Issue Date (the "Registration Rights Agreement"), by and between the Company and the original holder of Preferred Stock, under which the Company is to register the resale of the shares of Common Stock issuable upon conversion of the Preferred Stock and related warrants (the "Underlying Shares Registration Statement"). The holder of the Preferred Stock shall effect conversions by surrendering the certificate or certificates representing the shares of Preferred Stock to be converted to the Company, together with the form of conversion notice attached hereto as Exhibit A (the "Holder Conversion Notice") in the manner set forth in Section 5(j). Each Holder Conversion Notice shall specify the number of shares of Preferred Stock to be converted (which may not be less than 2,500) and the date on which such conversion is to be effected, which date will be the date the holder of Preferred Stock delivers such Notice by facsimile (the "Holder Conversion Date"). Subject to Section 5(c) and, as to the original holder of the Preferred Stock (or its sole designee), subject to Section 3.09 of the Purchase Agreement (as defined in Section 7), each Holder Conversion Notice, once given, shall be irrevocable.

                  (ii) If on the Conversion Date applicable to any conversion under Section 5(a) or 5(b), (A) the Common Stock is then listed for trading on the Nasdaq National Market, (B) the Conversion Price (as defined below) then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion of all outstanding shares of Preferred Stock, together with any shares of Common Stock previously issued upon conversion of Preferred Stock, would exceed 19.9% of the then outstanding shares of Common Stock (the "Issuable Maximum"), and (C) the Company has not previously obtained Shareholder Approval (as defined below), then the Company shall issue to the converting holder of Preferred Stock the Issuable Maximum and, with respect to any shares of Common Stock that would be issuable to such holder, in respect of the Conversion Notice at issue in excess of the Issuable Maximum, the Company shall have the option to either (x) as promptly as possible, but in no event later than 60 days after such Conversion Date, convene a meeting of the holders of the Common Stock and obtain the Shareholder Approval or (y) redeem the balance of the Preferred Stock subject to such Conversion Notice for a redemption price equal to the product of (A) the Per Share Market Value and (B) the Conversion Ratio (as defined in Section 7) (the "Redemption Price"), each as calculated on the Conversion Date; provided, however, that if the Company elects to obtain the Shareholder Approval under paragraph (x) above and the Company fails for any reason to obtain such Shareholder Approval within the time period set forth in (x) above, the Company shall be obligated to redeem the Preferred Stock not converted as a result of the provisions of this Section in accordance with the provisions of paragraph (y) above, and in such case the interest contemplated by the immediately succeeding sentence shall be deemed to accrue from the Conversion Date. If the Company shall have elected to redeem shares of Preferred Stock pursuant to this Section and fails for any reason to pay the Redemption Price under (ii) above within seven days after the Conversion Date, the Company will pay interest on the Redemption Price at a rate of 15% per annum, in cash to the converting holder of Preferred Stock, accruing from the Conversion Date until the Redemption Price and any accrued interest thereon is paid in full. "Shareholder Approval" means the approval by a majority of the total votes cast on the proposal, in person or by proxy, at a meeting of the shareholders of the Company held in accordance


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with the Company's Certificate of Incorporation and by-laws, of the issuance by the Company of shares of Common Stock exceeding the Issuable Maximum as and to the amount required by the rules of the Nasdaq Stock Market.

                  (iii) If on any Conversion Date applicable to a conversion under Section 5(a) or Section 5(b) the average Per Share Market Value for the five (5) Trading Days immediately preceding such Conversion Date exceeds the Initial Conversion Price (defined in Section 5(d)(i) below) by more than 50%, the number of shares issuable upon conversion of the Preferred Stock subject to the Conversion Notice triggering such conversion shall be reduced by a number of shares equal to 50% of (A) the amount by which the average Per Share Market Value for the five (5) Trading Days immediately preceding such Conversion Date exceeds the Initial Conversion Price, divided by (B) the average Per Share Market Value for the five (5) Trading Days immediately preceding such Conversion Date, times (C) the number of shares of Common Stock which would otherwise be issuable upon such conversion, but for the reduction provided for in this
Section 5(a)(iii). For example, if the Initial Conversion Price is equal to $6 per share, the average Per Share Market Value for the five (5) Trading Days immediately preceding the Conversion Date is $12 and the holder tenders for conversion 100,000 shares of Preferred Stock, then the 333,333 shares of Common Stock otherwise issuable upon such conversion shall be reduced by 83,333, which equal 50% of (A) 12-6 divided by (B) 12, multiplied by 333,333. Therefore, the Company will deliver 250,000 shares of Common Stock upon such conversion.

         (b) Provided that ten (10) Trading Days shall have elapsed from the date the Commission has declared the Underlying Securities Registration Statement effective under the Securities Act, each share of the Preferred Stock shall be convertible into shares of Common Stock at the Conversion Ratio (subject to reduction under Section 5(a)(ii) and Section 5(a)(iii)) at the option of the Company in whole or in part at any time on or after the expiration one year after the Original Issue Date; provided, however, that the Company is not permitted to deliver a Company Conversion Notice (as defined below) within ten (10) days after issuing any press release or other public statement relating to such conversion or if the Underlying Securities Registration Statement is not then effective (or if the use of any prospectus thereunder is suspended) or during the continuance of any Event (as defined in Section 5(d)(i)); and provided, further, that the Company shall have no right to deliver a Company Conversion Notice and effect the conversion of shares of Preferred Stock under this Section 5(b) unless either (i) all of such shares may be converted into shares of Common Stock in accordance with Section 5(a)(ii); or (ii) all of such shares may be redeemed and the entire Redemption Price paid in full in accordance with such Section without violating the Delaware General Corporation Law or any agreement binding upon the Company or a combination of (i) or (ii) above. The Company shall effect such conversion by delivering to the holders of such shares of Preferred Stock to be converted a written notice in the form attached hereto as Exhibit B (the "Company Conversion Notice"), which Company Conversion Notice, once given, shall be irrevocable. Each Company Conversion Notice shall specify the number of shares of Preferred Stock to be converted and the date on which such conversion is to be effected, which date will be at least one (1) Trading Day after the date the Company delivers such Notice by facsimile to


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the holder (the "Company Conversion Date"). The Company shall give such Company
Conversion Notice in accordance with Section 5(j) below at least one (1) Trading Day before the Company Conversion Date. Any such conversion shall be effected on a pro rata basis among the holders of Preferred Stock. Upon the conversion of shares of Preferred Stock pursuant to a Company Conversion Notice, the holders of the Preferred Stock shall surrender the certificates representing such shares at the office of the Company or of any transfer agent for the Preferred Stock or Common Stock not later than three (3) Trading Days after the Company Conversion Date. Each of a Holder Conversion Notice and a Company Conversion Notice is sometimes referred to herein as a "Conversion Notice," and each of a "Holder Conversion Date" and a "Company Conversion Date" is sometimes referred to herein as a "Conversion Date."

         (c) Not later than three (3) Trading Days after the Conversion Date, the Company will deliver to the holder of Preferred Stock (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those then required by law), representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock (subject to any reduction required pursuant to Section 5(a)(ii) or Section 5(a)(iii)), and (ii) one or more certificates representing the number of shares of Preferred Stock not converted; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Preferred Stock (or with respect to shares subject to redemption pursuant to Section 5(a)(ii), to pay the Redemption Price under such Section) until certificates evidencing such shares of Preferred Stock are either delivered for conversion to the Company or any transfer agent for the Preferred Stock or Common Stock, or the holder of Preferred Stock notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security reasonably acceptable to the Company) reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. The Company shall, upon request of the holder of Preferred Stock, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this
Section 5(c) electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. In the case of a conversion pursuant to a Holder Conversion Notice, if such certificate or certificates are not delivered by the date required under this Section 5(c), the holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion. If the Company fails to deliver to the holder such certificate or certificates pursuant to this Section prior to the fifth (5th) Trading Day after the Conversion Date, the Company shall pay to such holder, in cash, as liquidated damages, $1,500 for each day after such fifth (5th) Trading Day until such certificates are delivered.

         (d) (i) The conversion price for each share of Preferred Stock (the "Conversion Price") in effect on any Conversion Date shall be the lesser of (a)
(1) the average Per Share Market Value for the five (5) Trading Days immediately preceding the date of the Purchase Agreement or (2) the average Per Share Market Value of the five (5) Trading Days immediately


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following the announcement by the Company of its earnings results for the quarter ended September 30, 1996, whichever is lower ((1) or (2) being the "Initial Conversion Price") and (b) 80% of the average Per Share Market Value for the five (5) Trading Days immediately preceding the Conversion Date; provided that, if an Underlying Securities Registration Statement is filed with and declared effective by the Commission but thereafter ceases to be effective at any time prior to the "Effectiveness Period" (as such term as defined in the Registration Rights Agreement), without being succeeded within 10 Business Days by a subsequent registration statement filed with and declared effective by the Commission (any such failure being referred to as an "Event" other than a failure due to the circumstances described in Section 3 of the Registration Rights Agreement between the Company and the Purchasers whenever such Section 3 is applicable, and the date on which such 10 Business Day limit is exceeded being referred to as an "Event Date"), the Conversion Price shall be decreased by 1% each month (i.e. 79% for the first month commencing the day after such Event Date and 78% for the second month commencing the day after such Event
Date) until such time as a subsequent registration statement is declared effective by the Commission. The provisions of this Section are not exclusive and shall in no way limit the Company's obligations under the Registration Rights Agreement.(1)

                  (ii) If the Company, at any time while any shares of Preferred Stock are outstanding, (a) shall pay a stock dividend or otherwise make any distributions on shares of its Junior Securities payable in shares of its capital stock (whether payable in shares of its Common Stock or of capital stock of any class), (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Initial Conversion Price designated in Section 5(d)(i) shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock of the Company outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(d)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such

-----------------

     (1) For each of the certificates of designation for the Series D and Series E Preferred Stock the following paragraph (i) shall be substituted for paragraph (i) in Section 5(d) of the Series C Designation:

     (i) The conversion price for each share of Preferred Stock (the "Conversion Price") in effect on any Conversion Date shall be the lesser of (a)(1) in the case of any conversion pursuant to a Company Conversion Notice, the average Per Share Market Value for the five (5) Trading Days immediately preceding the Original Issue Date or (2) in the case of any conversion pursuant to a Holder Conversion Notice, 101% of the average Per Share Market Value for the ten (10) Trading Days immediately preceding the Original Issue Date (in either such case, the "Initial Conversion Price") and (b) [ ]% of the average Per Share Market Value for the five (5) Trading Days immediately preceding the Conversion Date.


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dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

                  (iii) If the Company, at any time while any shares of Preferred Stock are outstanding, shall issue rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value of Common Stock at the record date mentioned below, the Initial Conversion Price designated in
Section 5(d)(i) shall be multiplied by a fraction, of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment in the Initial Conversion Price designated in Section 5(d)(i) pursuant to this Section 5(d)(iii), if any such right or warrant shall expire and shall not have been exercised, the Initial Conversion Price designated in Section 5(d)(i) shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Initial Conversion Price made pursuant to the provisions of this Section 5 after the issuance of such rights or warrants) had the adjustment of the Initial Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

                  (iv) If the Company, at any time while shares of Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to holders of Preferred Stock) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Section 5(d)(iii) above), then in each such case the Initial Conversion Price at which each share of Preferred Stock shall thereafter be convertible shall be determined by multiplying the Initial Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however, that in the event of a distribution exceeding ten percent (10%) of the net assets of the Company, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly


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




examines the financial statements of the Company) (an "Appraiser") selected in good faith by the holders of a majority in interest of the shares of Preferred Stock then outstanding; and provided, further, that the Company, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. In either case the adjustments shall be described in a statement provided to the holders of Preferred Stock of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

                  (v) All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

                  (vi) Whenever the Initial Conversion Price is adjusted pursuant to Section 5(d)(ii),(iii), (iv) or (v), the Company shall promptly mail to the holders of Preferred Stock, a notice setting forth the Initial Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

                  (vii) In case of any reclassification of the Common Stock, any consolidation or merger of the Company with or into another person, the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the holders of Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the holders of Preferred Stock shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the holder of Preferred Stock the right to receive the securities or property set forth in this Section 5(d)(vii) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

                  (viii) If:

                           (A) the Company shall declare a dividend (or any other distribution) on its Common Stock; or

                           (B)      the Company shall declare a special
                                    nonrecurring cash dividend on or a
                                    redemption of its Common Stock; or

                           (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

                           (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company (other than a subdivision or combination of the outstanding shares of Common Stock), any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

                           (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Preferred Stock, and shall cause to be mailed to the holders of Preferred Stock at their last respective addresses as they shall appear upon the stock books of the Company, at least 30 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating
(x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

         (e) If at any time conditions shall arise by reason of action taken by the Company which in the opinion of the Board of Directors are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the holders of Preferred Stock (different than or distinguished from the effect generally on rights of holders of any class of the Company's capital stock) or if at any time any such conditions are expected to arise by reason of any action contemplated by the Company, the Company shall, at least 30 calendar days prior to the effective date of such action, mail a written notice to each holder of Preferred Stock briefly describing the action contemplated and the material adverse effects of such action on the rights of such holders and an Appraiser selected by the holders of majority in interest of the Preferred Stock shall give its


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




opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 5), of the Conversion Price (including, if necessary, any adjustment as to the securities into which shares of Preferred Stock may thereafter be convertible) and any distribution which is or would be required to preserve without diluting the rights of the holders of shares of Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case the adjustment shall be equal to the average of the adjustments recommended by each such Appraiser. The Board of Directors shall make the adjustment recommended forthwith upon the receipt of such opinion or opinions or the taking of any such action contemplated, as the case may be; provided, however, that no such adjustment of the Conversion Price shall be made which in the opinion of the Appraiser(s) giving the aforesaid opinion or opinions would result in an increase of the Conversion Price to more than the Conversion Price then in effect.

         (f) The Company (i) represents and warrants that as of the Original Issue Date, it has duly reserved solely for issuance upon conversion of Preferred Stock, as herein provided, out of its authorized and unissued Common Stock free from preemptive rights or any other actual or contingent purchase rights of persons other than holder of Preferred Stock, twice the number of shares of Common Stock as would be issuable upon conversion of the Preferred Stock if such conversion had occurred on the Original Issue Date and (ii) covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Preferred Stock as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the holders of Preferred Stock, such number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 5(d) hereof) upon the conversion of the aggregate of all outstanding shares of Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

         (g) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not to, or is unable to, make such a cash payment, the holder of Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

         (h) The issuance of certificates for shares of Common Stock on conversion of Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

         (i) Shares of Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of preferred stock.

         (j) Each Holder Conversion Notice shall be given by facsimile and by mail, postage prepaid, addressed to the attention of the Chief Financial Officer of the Company at the facsimile telephone number and address of the principal place of business of the Company. Each Company Conversion Notice shall be given by facsimile and by mail, postage prepaid, addressed to each holder of Preferred Stock at the facsimile telephone number and address of such holder appearing on the books of the Company or provided to the Company by such holder for the purpose of such Company Conversion Notice, or if no such facsimile telephone number or address appears or is so provided, at the principal place of business of the holder. Any such notice shall be deemed given and effective upon the earliest to occur of (i)(a) if such Conversion Notice is delivered via facsimile at the facsimile telephone number specified in this Section 5(j) prior to 4:30 p.m. (Eastern Standard Time) on any date, such date (or, in the case of a Company Conversion Notice, the next Trading Day) or such later date as is specified in the Conversion Notice, and (b) if such Conversion Notice is delivered via facsimile at the facsimile telephone number specified in this
Section 5(j) after 11:59 p.m. (Eastern Standard Time) on any date, the next date (or, in the case of a Company Conversion Notice, the next Trading Day after such next day) or such later date as is specified in the Conversion Notice, (ii) five days after deposit in the United States mails or (iii) upon actual receipt by the party to whom such notice is required to be given.

         Section 6. Company Redemption Options.

         (a) The Company shall have the right, exercisable at any time upon 10 Trading Days notice to the Purchaser given at any time on or after the first anniversary of the Original Issue Date in the manner set forth in Section 5(j) (the "Optional Redemption Notice"), to redeem, from funds legally available therefor at the time of such redemption, all or any portion of the shares of Preferred Stock which have not previously been converted or redeemed at a price per share (the "Optional Redemption Price") equal to the product of 125% multiplied by (A) the average Per Share Market Value for the five Trading Days immediately preceding (1) the date of the Optional Redemption Notice or (2) the date of payment in full by the Company of the Optional Redemption Price, whichever is greater, multiplied by (B) the Conversion Ratio (using for such calculation the formula of Conversion Price for a Company Conversion Notice) calculated on (1) the date of the Optional Redemption Notice or (2) the date of payment by the Company of the Optional Redemption Price, whichever date yields a lower Conversion Price denominator for the determination of the Conversion Ratio. The entire Optional Redemption Price shall be paid in cash.

         (b) Up to and including the 45th day after the Original Issue Date, the Company shall have the right, exercisable at any time upon 1 Business Day notice to the Purchaser given at any time up to and including such 45th day in the manner set forth in Section 5(j) (the "Early Redemption Notice"), to redeem, from funds legally available therefor at the time of such redemption, all or any portion of the shares of Preferred Stock which have not previously been converted or redeemed at a price per share (the "Early Redemption Price") equal to (i) if such Early Redemption Notice is delivered on or prior to the 15th day after the Original Issue Date the product of 115% or (ii) if such Early Redemption Notice is delivered between the 16th and 45th day after the Original Issue Date the product of 120%, multiplied by, in either case, the Initial Conversion Price. The entire Early Redemption Price shall be paid in cash.(2)

         (c) If the entire Optional Redemption Price or Early Redemption Price, as the case may be, shall not be paid within three (3) Business Days of (i) in the case of a redemption pursuant to paragraph (a) above, the 10th Business Day after the date of the Optional Redemption Notice or (ii) in the case of a redemption pursuant to paragraph (b) above, the 10th Business Day after the date of the Early Redemption Notice, as the case may be, then the Company shall pay as liquidated damages and not as a penalty the sum of $2,000 per day in cash until such Optional Redemption Price or Early Redemption Price, as the case may be, together with all such liquidated damages, is paid in full. In addition, if the Company shall have failed to pay any portion of the Optional Redemption Price or Early Redemption Price, as the case may be, within such three (3) Business Day period, then any holder of Preferred Stock may at any time thereafter demand that the Company (i) convert in accordance with the formula and time frame thereafter set forth in Section 5 for a conversion at the option of the holder all or any portion of its shares of Preferred Stock for which the Optional Redemption Price or Early Redemption Price, as the case may be, shall not have been paid (the "Unredeemed Shares") at a Conversion Price per share calculated as at the date the Company provided the Optional Redemption Notice or Early Redemption Notice, as the case may be, or the date of such conversion, whichever is lower, or (ii) promptly return all of the Unredeemed Shares to the holders of the Preferred Stock.

                  (iii) Nothing contained in this Section 6 shall affect the holder's right to convert shares of Preferred Stock for the 10 days from the date it receives the Optional Redemption Notice or Early Redemption Notice.

         Section 7. Definitions. For the purposes hereof, the following terms shall have the following meanings:

         "Business Day" means any day of the year on which commercial banks are not required or authorized to be closed in New York City.

         "Common Stock" means shares now or hereafter authorized of the class of Common Stock, $.001 par value, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

-------------

(2) Section 6(b) shall only be included in the Series C Certificate of Designation.

         "Conversion Ratio" means, at any time, a fraction, of which the numerator is the Stated Value plus accrued but unpaid dividends, and of which the denominator is the Conversion Price at such time.

         "Junior Securities" means the Common Stock, and all other classes of equity securities of the Company, except for the Subsequent Holder Series.

         "Original Issue Date" shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

         "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on The Nasdaq National Market or other stock exchange on which the Common Stock has been listed or if there is no such price on such date, then the closing bid price on such exchange on the date nearest preceding such date, or (b) if the Common Stock is not listed on The Nasdaq National Market or any stock exchange, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the Nasdaq Stock Market at the close of business on such date, or (c) if the Common Stock is not quoted on the Nasdaq Stock Market, the closing bid price for a share of Common Stock in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), or (d) if the Common Stock is not reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the holder, or (e) if the Common Stock is not publicly traded the fair market value of a share of Common Stock as determined by an Appraiser (as defined in Section 5(d)(iv) above) selected in good faith by the holders of a majority in interest of the shares of the Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser.

         "Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

         "Trading Day" means (a) a day on which the Common Stock is traded on The Nasdaq National Market or principal stock exchange on which the Common Stock has been listed, or (b) if the Common Stock is not listed on The Nasdaq National Market or any stock exchange, a day on which the Common Stock is traded in the over-the-counter market, as reported by the Nasdaq Stock Market, or (c) if the Common Stock is not quoted on the Nasdaq Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

                                    EXHIBIT A

                              NOTICE OF CONVERSION
                            AT THE ELECTION OF HOLDER

(To be Executed by the Registered Holder to Convert shares of Series C Preferred Stock)

The undersigned hereby irrevocably elects to convert the number of shares of Series C Convertible Preferred Stock indicated below into shares of Common Stock, par value $.001 per share (the "Common Stock"), of Compression Labs, Incorporated (the "Company") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

                    ____________________________________________________________
                    Date to Effect Conversion

                    ____________________________________________________________
                    Number of shares of Series C Preferred Stock to be Converted

                    ____________________________________________________________
                    Applicable Conversion Price

                    ____________________________________________________________
                    Number of shares of Common Stock to Issue

                    ____________________________________________________________
                    Signature

                    ____________________________________________________________
                    Name:

                    ____________________________________________________________
                    Address:




The Company undertakes to promptly upon its receipt of this conversion notice (and, in any case prior to the time it effects the conversion requested hereby), notify the converting holder by facsimile and telephone of the number of shares of Common Stock outstanding on such date and the number of shares of Common Stock which would be issuable to the holder if the conversion requested in this conversion notice were effected in full, whereupon, the holder may, within one day of the notice from the Company, revoke the conversion requested hereby in whole or in part if determines that such conversion would result in it owning in excess of 4.9% of the outstanding shares of Common Stock on such date, and the Company shall issue to the holder one or more certificates representing shares of Series C Preferred Stock which have not been converted as a result of this provision. If the holder waives the applicability of this limitation by notice to the Company delivered upon its receipt of the Company's notice regarding the number of outstanding shares of Common Stock or if the holder fails to respond to the Company's notice within one day thereafter, the Company shall effect in full the conversion requested in this notice.

                                    EXHIBIT B

                         COMPRESSION LABS, INCORPORATED

                             NOTICE OF CONVERSION AT
                           THE ELECTION OF THE COMPANY


The undersigned in the name and on behalf of Compression Labs, Incorporated (the "Company") hereby notifies the addressee hereof that the Company hereby elects to exercise its right to convert [ ] shares of its Series C Convertible Preferred Stock held by the Holder into shares of Common Stock, par value $.001 per share (the "Common Stock") of the Company according to the terms hereof, as of the date written below. No fee will be charged to the Holder for any conversion hereunder, except for such transfer taxes, if any which may be incurred by the Company if shares are to be issued in the name of a person other than the person to whom this notice is addressed.


Conversion calculations:

                ________________________________________________________________
                Date to Effect Conversion


                ________________________________________________________________
                Number of Shares of Series C Preferred Stock to be Converted


                ________________________________________________________________
                Applicable Conversion Price


                ________________________________________________________________
                Number of Shares of Common Stock outstanding at close of trading on Conversion Date


                ________________________________________________________________
                Number of shares of Common Stock to Issue


                ________________________________________________________________
                Signature


                ________________________________________________________________
                Name:


                ________________________________________________________________
                Address: